Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 2 to Form F-3 (No. 333-104121) and in the Registration Statements on Form S-8 (Nos. 333-13022, 333-88966 and 333-100388) of GlaxoSmithKline plc of our report dated 28 February 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of GlaxoSmithKline plc, which appears in GlaxoSmithKline plc’s Annual Report on Form 20-F for the year ended 31 December 2006. We also consent to the reference to us under the heading Experts in the Registration Statement on Form F-3.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
London, England
2 March 2007